Exhibit 99.1

The Necessity Retail REIT, Inc. (NASDAQ:RTL) Q2 2023 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Curtis Parker - Senior Vice President

Operator

Good morning and welcome to the Necessity Retail REIT, Inc. Second Quarter 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of RTL's website at www.necessityretailreit.com. Joining me today on the call to discuss the results are Michael Weil, President and Chief Executive Officer, and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences or otherwise impact our business.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, RTL disclaims any intent or obligation to update or revise these forward-looking statements except as required to so by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to Mike Weil. Mike?

Mike Weil

Thanks, Curtis. Good morning and thank you all for joining us today.

Before we get into our results, I will provide a brief update on the proposed merger with Global Net Lease, which was announced in May and is expected to close next month. We expect that the merger with GNL - and the simultaneous internalization of GNL's management and operations, paired with numerous governance enhancements - will establish the third largest publicly traded, global net-lease REIT, with a portfolio that we believe is unmatched and positioned for long-term growth. GNL is one of the premier owners of international triple-net leased space and a leader in sale-leasebacks, particularly with multi-national companies.

RTL stockholders will receive 0.67 shares of GNL for each common share of RTL, which represented a 35% premium to RTL’s 30-day volume-weighted average price as of the transaction announcement on May 23, 2023. RTL stockholders are also expected to receive a 12% increase to the quarterly dividend they currently receive from RTL, and there is the potential for a credit rating upgrade upon the close of the transaction which could drive borrowing costs lower in the future. Following the closing of the merger, RTL shareholders are expected to benefit from becoming shareholders of a company that has a credit facility with an interest rate that we believe is 100 to 150 basis points lower than similar financing at RTL. By combining two complementary and sizable portfolios, we expect the merger to be 9% accretive to GNL's annualized AFFO per share in the first full quarter after the merger is completed, compared to the first quarter of 2023. Additionally, we anticipate the combined entity will have increased scale and operating efficiencies, along with reduced leverage and lower G&A expenses.

In July, the SEC declared the registration statement for the merger and internalization effective and we have set a record date of August 8, 2023 for the special meeting of stockholders to vote on the proposed merger, which will be on September 8, 2023. Based on the expected timeline, this may be the last time I get to provide a quarterly update for RTL and I look forward to updating you next quarter as co-CEO of GNL along with Jim Nelson. We are both very excited about the opportunities that lie ahead and will work to harness the potential of our large asset base, scaled post-closing capital structure, and deep tenant relationships to drive accretive growth for many years to come.

During the quarter we continued to make great progress on many of our key strategic objectives. We proactively leased available space, renewed leases with existing tenants, and enhanced our balance sheet through strategic dispositions. As a result, we reduced our net debt by approximately $74.0 million from the prior quarter. Our high-quality portfolio features an impressive Top 20 tenant roster that is 69% actual or implied investment grade with no one tenant representing more than 5% of annualized straight line rent as of June 30, 2023.

We completed over $100 million in strategic dispositions during the second quarter, bringing total dispositions for the first half of the year to $172.2 million. As previously announced, the largest disposition during the quarter was the $93 million sale of 44 Bob Evans restaurants, reducing our total portfolio exposure to casual dining to less than 2% from 4%, based on annualized straight-line rent. We believe the reduction of our exposure to this industry is prudent in a slowing economy. As we indicated we would on prior calls, we have been using the net proceeds from these sales to fortify our balance sheet by reducing our net debt, as we have previously.

The significant commitment we've made to asset and property management continues to deliver results. Our executed leases at the end of the second quarter 2023, plus our leasing pipeline as of August 1st will raise occupancy in our portfolio to 94.4%, up 2.3% from actual occupancy at the end of the previous quarter. In addition, we will increase straight line rent by $6.5 million, assuming executed leases commence and signed LOIs lead to definitive leases on their contemplated terms. New and renewal leases signed during the second quarter in our multi-tenant portfolio totaled over 710,000 square feet. This includes 245,000 square feet across 26 new leases with a combined $3.0 million of annualized straight-line rent plus 465,000 square feet on 41 lease renewals representing $7.1 million in annualized straight-line rent. In our single tenant portfolio we completed 17 lease renewals for 248,000 square feet, with annualized straight-line rent of $3.4 million.

Our leasing results continue to illustrate the quality of our assets, driving leasing rates higher even in the current environment. During the second quarter, the multi-tenant lease renewals we signed achieved a positive spread of 4.6% between the previous rent and the rent payable under the terms of the renewal, demonstrating the strong renewal demand for our suburban multi-tenant assets. The positive spread on renewal leases is both encouraging and consistent with the high demand we are experiencing at our shopping centers. Moreover, we have a robust leasing pipeline as of August 1st, which includes leases executed after the end of the second quarter and LOIs, of over 463,000 square feet for $5.5 million in annualized straight-line rent in the multi-tenant portfolio.

One of the strengths that RTL will contribute upon the completion of the merger with GNL is our broad, diversified retail portfolio. At quarter end, our $4.9 billion portfolio was comprised of 991 properties, with executed occupancy plus leasing pipeline of 94.4%, up from 91.3% a year ago, and a weighted-average remaining lease term of 6.9 years. We own properties in 46 states and the District of Columbia, and our tenants operate across 40 different industries, with no single state or single industry representing more than 8% of our portfolio and no tenant representing more than 5% of our portfolio based on straight-line rent. As of the quarter end, the tenants in our single-tenant portfolio were 65.9% actual or implied investment-grade rated, and 36.5% of anchor tenants in our multi-tenant portfolio were actual or implied investment-grade rated.

Based on straight-line rent, 64.9% of leases across the portfolio include contractual rent increases that grow the cash that is due under the leases over time by approximately 1.0% per year on average. At quarter end, 69.3% of our top 20 tenants were actual or implied investment grade rated. The necessity-based nature and high percentage of actual or implied investment grade tenants in our portfolio provide dependable long-term cash flows, and we believe the potential for continued rental growth remains through leasing up available space.

I am very proud of what we have accomplished at RTL in a turbulent market. Our team is consistently looking ahead to anticipate challenges and to develop new ways to grow, while maintaining the size and diversity of our portfolio to ensure no individual tenant or industry has an outsized effect on our results.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. Second quarter revenue was $106.7 million, compared to $116.9 million in the second quarter of 2022, reflecting the disposition of 53 properties in the first half of the year. Second quarter revenue last year also benefited from a non-recurring $5.7 million lease termination payment. The net loss for the quarter was $53.5 million compared to a net loss of $56.3 million in the second quarter of 2022. Second quarter AFFO was $27.9 million or $0.21 per share, down compared to same quarter in 2022, which was $0.29 per share due to the benefit of the $5.7 million lease termination payment. AFFO per share decreased $0.02 from the prior quarter, primarily due to rejected leases related to the bankruptcies of former tenants TOMS King and American Car Centers. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

From a balance sheet perspective, Net debt decreased by $74.0 million in the second quarter, down to $2.6 billion with a weighted-average interest rate of 4.7%. Our net debt to gross asset value was 51.0% as of the end of the quarter. As Mike mentioned, although our net debt decreased from the strategic dispositions, our Net Debt to Adjusted EBITDA ratio ticked up this quarter to 9.9x from 9.6x last quarter. This increase is due to GAAP write-offs for lease rejections due to the tenant bankruptcies we’ve discussed. Excluding the impacts of these non-recurring write-offs, Net Debt to Adjusted EBITDA would have been 9.3x this quarter.

As of June 30, 2023, the components of our debt included $604.0 million drawn on our credit facility, $1.6 billion of outstanding secured debt and $500 million of senior unsecured notes. The amount drawn under our credit facility represents the entirety of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $101.5 million, based on our June 30th cash balance and borrowing availability.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

We continue to execute on our asset management strategy while we work toward completion of the proposed merger with GNL. We believe that the RTL portfolio will be complementary to GNL's assets and that the combined company will enjoy the benefits of reduced leverage and increased prominence and scale as the third largest global net lease REIT. The all-stock merger represents a 35% premium to RTL shareholders at the time it was announced, and RTL shareholders are expected to see a 12% increase in dividends as a result of the transaction. The anticipated corporate synergies are expected to result in cost savings in G&A, along with the savings expected to be realized from the internalization of GNL's management team, which is expected to be accretive to AFFO in the first full quarter after completion of the merger. We also believe that upon the closure of the merger, the simplified corporate structure and enhanced corporate governance of the combined company will drive increased value. Given the increased size and scale, we expect to see growing institutional investor interest over time.

We look forward to new opportunities and the bright future for the combined company. I want to thank you all for your ownership of RTL, your thoughtful insight, and your trust in our management team. I look forward to talking to you next quarter as GNL shareholders after the closing of the merger. Operator, please open the line for questions.

Question-and-Answer Session